                                   EXHIBIT 4.2


               AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION

                                   EXHIBIT 4.2

                     AMENDMENT TO ARTICLE 4 OF REGISTRANT'S
                      RESTATED CERTIFICATE OF INCORPORATION
                               DATED MAY 15, 1998

                                    ARTICLE 4

                           The total number of shares of all classes of stock
                  which the corporation shall have authority to issue is 201,000,000 shares, of which 1,000,000 shares of the par value of $2.50 per share are to be Preference Stock (hereinafter called "Preference Stock") and 200,000,000 shares of the par value of $2.50 per share are to be Common Stock (hereinafter sometimes called "Common Stock").

                   [The remainder of Article 4 is unchanged.]